Exhibit 99.2

Ocean Power Technologies Ships Multiple Unmanned Surface Vehicles to US Government

Delivery leads to revenue recognition

MONROE TOWNSHIP, NJ, September 27, 2024- Ocean Power Technologies, Inc. (NYSE American: OPTT) (“OPT” or the “Company”), a leader in innovative and cost-effective low-carbon marine power, data, and service solutions, today announced it has shipped for prompt delivery multiple WAM-Vs on a previously announced sole source contract to a Department of the US Government.

Delivery of the vehicles leads to revenue recognition. Due to the sensitive nature of this relationship, terms have not been disclosed.

This delivery will build on the recent commercial success of OPT’s vehicles and PowerBuoys® for autonomous Maritime Domain Awareness, Counter Unmanned Underwater Vehicles, and Mine Counter Measure Solutions in North America, Sub Saharan Africa, and the Middle East.

Philipp Stratmann, CEO and President of OPT, expressed his enthusiasm about this revenue milestone, stating, “This shipment is further proof that we continue to execute for our customers and shareholders and to convert our pipeline to bookings and revenues. We believe it also confirms that our systems form an important part of building out the future of ocean security. Using small Unmanned Surface Vehicles, like our WAM-V®, is a cost-efficient force multiplier for the US Government and other offshore operators. The dual use nature of our technologies enables us to provide systems to a broad set of customers.”

For additional information about OPT and its services, please visit our website Ocean Power Technologies.

ABOUT OCEAN POWER TECHNOLOGIES

OPT provides intelligent maritime solutions and services that enable safer, cleaner, and more productive ocean operations for the defense and security, oil and gas, science and research, and offshore wind markets, including Merrows™, which provides AI capable seamless integration of Maritime Domain Awareness Systems across platforms. Our PowerBuoy® platforms provide clean and reliable electric power and real-time data communications for remote maritime and subsea applications. We also provide WAM-V® autonomous surface vessels (ASVs) and marine robotics services. The Company’s headquarters is in Monroe Township, New Jersey and has an additional office in Richmond, California. To learn more, visit www.OceanPowerTechnologies.com.

FORWARD-LOOKING STATEMENTS

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and subject to risks and uncertainties, including the effective operations of the vehicles, the continued success of OPT’s vehicles and PowerBuoys, OPT’s relationship with the US Government, the conversion of potential customers to contracts and the realization of the potential revenue thereunder. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Contact Information

Investors: 203-561-6945 or investorrelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com